EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated the 11th day of August, 2008 (the “Effective Date”), by and between Platinum Energy Resources, Inc., a Delaware corporation (the “Company”) and Lisa Meier (the “Executive”) (collectively the “Parties”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive, and the Executive wishes to accept such employment with the Company, upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Employment. The Company hereby employs the Executive to serve as Chief Financial Officer and Treasurer of the Company and as President of the Company’s new services and infrastructure division (“PSI”) and the Executive hereby accepts such employment by the Company, upon the terms and conditions hereinafter set forth. PSI is a proposed new business that the Executive will help develop in the drilling & workover businesses, and operate in the areas of compression, pipelines, gas storage, specialty chemicals and downhole tools. For the sake of clarity, PSI’s business shall not include the Company’s existing Maverick business.

2.    Employment Period. Subject to the provisions of Section 7 hereof, the term of the employment shall be for an initial period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date. This Agreement and the term of the employment hereunder may be renewed for additional periods to be mutually determined by the parties hereto in writing, on the same terms and conditions as set forth herein or upon such other terms and conditions as they may mutually determine in writing. The term of the Executive’s employment hereunder, including any continuation of the original term, is hereinafter referred to as the “Employment Period.”

3.    Compensation.

(a) For performance of all services rendered under this Agreement, the Company shall pay the Executive a base salary at an annual rate of $250,000, with an annual minimum increase of five percent (5%) each January, payable in installments in accordance with the Company’s customary payroll practices, but no less frequently than once each month. The Company shall withhold from any and all payments required to be made to the Executive pursuant to this Agreement all federal, state, local and/or other taxes that are required to be withheld in accordance with applicable statutes and/or regulations.

(b) In addition to base salary, the Executive shall be eligible for a performance bonus in such amount and payable at such time or times as the Board of Directors of the Company (the “Board”), or any compensation committee thereof, may in its sole discretion determine, which bonus may be pursuant to the incentive compensation plan of the Company or otherwise as may be determined by the Board or committee thereof, provided, however, that in the event the Company’s net cash flow as set forth on the Company audited year end financial statements is positive, such bonus shall be no less than $50,000. In addition, Executive shall be entitled to a bonus based on Company’s performance measured against certain target goals set forth in the budget for the applicable fiscal year, which bonus shall be no less than $100,000. The target goals shall be determined by the Board or committee thereof. The target bonus shall be fifty percent (50%) of base salary for such year. The actual amount of any bonus, if any, shall be determined by the Board or committee in its sole discretion, but shall be no less then the amounts stated above. To be eligible for any performance bonus, or any other bonus, Executive must be in the employ of the Company or a subsidiary of the Company upon the date of payment, which shall occur on or before ninety days following the close of the fiscal year in which the bonus was earned.

(c) On the Effective Date, the Executive shall receive from the Company cash and equity incentive awards relating to the performance of the business of PSI, in the forms set forth hereto as Exhibit A.

(d) On the Effective Date, the Executive shall receive from the Company an initial grant of stock options pursuant to the Company’s 2006 Long-Term Incentive Compensation Plan (the “Plan”) to purchase 50,000 shares of common stock of the Company in the form of incentive stock options. The stock options will vest over a four year vesting period and will have an exercise price equal to the fair market value of Platinum's common stock on the respective date of grant.  On the date of each regular yearly grant of options to senior executives following the Effective Date during the Employment Period, the Executive shall receive an additional 50,000 incentive stock options pursuant to the Plan. Each grant of stock options: (i) shall entitle the Executive to purchase shares of the Company common stock at an exercise price equal to the Fair Market Value (as defined in the Plan) per share of the Company’s common stock on the date of grant; and (ii) shall vest with respect to one-quarter of the shares represented by the grant on each anniversary of the grant until all shares represented by the stock options are vested and (iii) shall expire upon the tenth anniversary of the date of the grant of such options, or any later date made applicable by the terms of the Plan. A form of stock option award agreement is attached hereto as Exhibit B, which Executive agrees to execute and deliver to the Company on the Effective Date.

(e) No termination or amendment of the Plan will relieve the Company of its obligations hereunder with respect to the Company stock options to be granted pursuant to this Agreement.

(f) The compensation set forth in this Section 3 shall constitute total compensation for the Executive as an officer, director or employee of the Company or any of the subsidiaries of the Company, including PSI.

4.    Duties. The Executive shall be employed as Chief Financial Officer of the Company and as President of PSI, and the Executive hereby accepts such employment by the Company, of the Company, and shall have such duties and responsibilities on behalf of the Company as are customarily performed by individuals holding such positions in a public company in the oil and gas industry. The Executive shall devote her entire working time, attention and energy exclusively to the business of the Company and shall cooperate fully with the CEO and the Board in the advancement of the best interests of the Company. The Executive agrees not to engage in any activities outside of the scope of the Executive’s employment that would detract from, or interfere with, the fulfillment of her responsibilities or duties under this Agreement. The Executive agrees that the Executive will not serve as a director or the equivalent position of any company or entity, and will not render services of a business, professional or commercial nature to any other person or firm, without the prior written consent of the Board. Notwithstanding the foregoing, the Executive shall be permitted to serve on the board of directors of Northern Oil and Gas Company. If elected as a director of the Company or any of the subsidiaries of the Company, the Executive agrees to fulfill the duties of such directorships without additional compensation.

5.    Expenses. Subject to compliance by the Executive with such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Company, the Executive is authorized to incur reasonable expenses in the performance of her duties hereunder in furtherance of the business and affairs of the Company, and the Company will reimburse the Executive for all such reasonable expenses, upon the presentation by the Executive of an itemized account satisfactory to the Company in substantiation of such expenses when claiming reimbursement not later than December 31 of the calendar year following the calendar year in which the expenses were incurred. The Executive shall be entitled to a reasonable monthly auto allowance of not less than $1,000.

6.    Employee Benefits; Vacations. The Executive shall be eligible to participate in such life insurance, medical and other employee benefit plans of the Company that may be in effect from time to time, to the extent she is eligible under the terms of those plans, on the same basis as similarly-situated executive officers of the Company. The Company may from time to time modify or eliminate any or all benefits extended or provided in its sole discretion. The Executive shall be entitled to four weeks paid vacation per year, to be taken in accordance with the policies of the Company in effect from time to time, as determined by the Board.

7.    Termination. Upon termination of the Executive’s employment, the Executive shall be entitled to any earned but unpaid base salary, as well as the additional benefits provided below in this Section 7. All capitalized terms used in this Section 7 and not previously defined are defined below in Section 11.

(a) Termination By the Company for reasons other than Cause, By the Employee for Good Reason or for Change in Control. In the event that the Executive’s employment is terminated by the Company for reasons other than Cause, the Executive resigns her employment for Good Reason or if either of the Company or Executive terminate this Agreement one hundred and twenty (120) days following a Change of Control, the Executive will be provided a severance package which shall consist of (A) one and one-half times (1.5x) Executives annual salary under Section 3(a) on the Termination Date, (B) a payment equal to one year of employee benefits as provided under Section 6; (c) payment of COBRA obligations for eighteen months; and, (D) a payment equal to the prorated portion of the performance bonus paid to her, if any, in the last full fiscal year of her employment by the Company, but in no event less then fifty percent (50% ) of her latest years annual salary. The severance package shall be divided into two parts. Fifty (50%) of the severance payment amount shall be paid within sixty (60) days of the Termination Date and shall be made in exchange for the signing of a release, in the form of Exhibit B. Fifty (50%) of the severance payment amount shall be paid, subject to Section 8(c) hereof, in equal monthly installments over the eighteen (18) month period following the Termination Date (“Payout Amount”). The Executive and the Company agree and stipulate that the foregoing severance benefit is intended to fully compensate Executive for the consequences suffered by her in the event of a termination of her employment hereunder by the Company for reasons other than Cause or by the Executive with Good Reason, which consequences are uncertain and difficult to prospectively determine, Such severance is not a penalty, and shall not be subject to reduction in the event that Executive obtains other employment during any period over which such severance is payable.

(b) Termination by the Company for Cause or Resignation by the Employee. In the event that the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason, the Executive will not be entitled to a severance package and no payments or benefits hereunder (other than payment of earned but unpaid base salary) shall be owing or payable by the Company. In the event the Executive is terminated for Cause or because of Disability, she will promptly resign from any officer and/or director positions she may hold at the Company or any of its subsidiaries.

(c)  Termination for Death or Disability. In the event of the Executive’s death or Disability, the Company may (in the case of Disability) terminate the Executive’s employment and its sole obligation hereunder shall be to continue to pay to the Executive (or, in the case of death or incompetence, to her personal representative) her salary under Section 3(a) hereof for a period of eighteen (18) months following the date of death or termination. Executive shall also be paid a prorated portion of her bonus paid in the last full fiscal year.

(d) Pursuant to applicable tax regulations, with respect to any incentive stock options or nonqualified stock options granted to the Executive, in the event that the Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason all unvested stock options will be forfeited by the Executive and shall be cancelled. In the event that the Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason, all stock options actually granted prior to such termination date shall immediately vest. If the Executive’s employment terminates by reason of death or Disability, the Executive or the Executive’s personal representative will have twelve (12) months in which to exercise any vested incentive stock options and, with respect to vested nonqualified stock options, the Executive or the Executive’s personal representative will have the remaining term of the option period in which to exercise the option, and any unvested stock options as of such date of termination shall be cancelled. Notwithstanding the provisions of this subsection (c), in no event may any option be exercised past the expiration date of the option. The Board may, in its sole discretion, accelerate the vesting of any unvested options in the event of termination of employment. The provisions herein relating to the exercise of options in the event of termination are intended to modify the provisions of Section 11.2 of Platinum’s 2006 Long-Term Incentive Plan, as it may be amended (the “Plan”) with respect to the Executive and are intended to be consistent with the stock option award agreement issued to Executive and, in the event of any conflict, the terms of the stock option award agreement shall govern.

(e) Notwithstanding any termination of the Executive’s employment for any reason whatsoever (with or without Cause or Good Reason), the Executive will continue to be bound by the provisions of the Section 8 below.

(f) All payments and benefits provided pursuant to subdivisions (a) and (c) of this Section 7 shall be conditioned upon the Executive’s (or, in the case of her death or incompetence, the Executive’s personal representative’s) execution and non-revocation of a general release substantially in the form attached hereto as Exhibit B at the time of the completion of all payments pursuant to subdivisions (a) and (c) of this Section 7. The Executive’s refusal to execute such general release shall constitute a waiver by the Executive of any and all payments and benefits referenced in this Section 7.

(g) In the event the Executive materially breaches the terms of Section 8 below or any of the terms of the general release shown as Exhibit B, all of the Company’s obligations to the Executive pursuant to this Section 7 shall terminate and be void.

8.    Confidentiality, Non-solicitation and Non-competition.

(a) Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. In connection with her duties, the Company shall provide Executive with Confidential Information essential and relevant to the performance of job duties. Other than in the normal course of fulfilling Executive’s duties to and positions with the Company, its subsidiaries and affiliates, the Executive in return shall: (i) receive and hold all Confidential Information absolutely secret, undisclosed, in trust and in confidence, and shall comply with the Company’s policies and guidelines and use her best efforts for the protection of Confidential Information; and (ii) not reveal or disclose to any person outside the Company (and its subsidiaries and affiliates) or use for her own benefit, whether by private communication or by public address or publication or otherwise, any Confidential Information without the Company’s specific written authorization or except as required by a mandatory provision of applicable law, provided however, that prior to any unauthorized use or disclosure of Confidential Information that is required by law, the Executive shall, unless prohibited from doing so by applicable law, use best efforts to give the Company prior notice of any disclosure of Confidential Information required by law and shall permit and cooperate with any effort by the Company to obtain a protective order or similar protection for the Company.

All Confidential Information, including originals, copies and other forms thereof, however and whenever produced, shall be the sole property of the Company and its subsidiaries and affiliates, not to be removed from the premises or custody of the Company and its subsidiaries and affiliates, except in the normal course of business.

(1) “Confidential Information” shall mean the following information, whether or not originated by the Executive that relates to the business or affairs of the Company and its subsidiaries or affiliates:

(i) “Material Information” meaning any information relating to the business, operations, capital and affairs of the Company and its subsidiaries and affiliates that when released would have, or would reasonably be expected to have, a significant effect on the market price or value of any of the Company’s securities (or the securities of other companies with whom the Company may be conducting confidential negotiations). Material information consists of both material facts and material changes relating to the Company’s business, operations, capital and affairs and includes developments in the Company’s business, operations, capital and affairs;

(ii) “Business Opportunities” meaning all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of oil and gas and related products and the exploration potential of geographical areas on which oil and gas exploration prospects are located, which are developed by the Company (or its subsidiaries or affiliates) during the term hereof, or originated by any third party and brought to the attention of the Company (or its subsidiaries or affiliates) during the term hereof, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means);

(iii) “Proprietary Information” meaning any and all records, notes, memoranda, data, ideas, patterns, processes, methods, techniques, systems, formulas, patents, models, samples, specimens, devices, programs, computer software, writings, research, personnel information, plans, customer lists, supplier lists, pricing materials and policies, purchasing methods and policies, seismic data, estimated or actual reserve amounts, potential drilling locations or any other information of whatever nature in the possession or control of the Company which has not been published or disclosed to the general public, over which the Company exercises reasonable efforts to maintain in confidence or which is the type of information that a similarly situated company would have an expectation would remain in confidence, and which gives to the Company an opportunity to obtain an advantage over competitors who do not know of or currently use such confidential information.

The above notwithstanding, information that: (A) was at the time of receipt by a third person otherwise known to that third person from a source other than the Executive; (B) has been published or is otherwise within the public domain, or is generally known to the public at the time of its disclosure; or (C) becomes known or available to the recipient from a source other than the Executive, is not Confidential Information hereunder.

(2) Executive acknowledges and agrees that: (a) she will receive or will become eligible to receive substantial benefits and compensation as a result of her employment by the Company, which benefits and compensation are offered to her only because and on condition of her willingness to commit her best efforts and loyalty to the Company (b) as a result of the acquisition of Confidential Information, the Executive will occupy a position of trust and confidence with the Company and its subsidiaries, and affiliates; (c) the Business Opportunities constitute the exclusive property of the Company; (d) the Executive’s position of trust and knowledge of Confidential Information would enable the Executive to put the Company at a significant competitive disadvantage if the Executive breaches the restrictions in this Section 8; (e) irreparable damage would result to the Company if the provisions of this Section 8 hereof are not specifically enforced, and the Company shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure or continuing failure on her part to comply with Section 8: and (g) any breach of this Section 8 shall constitute grounds for termination of the Executive’s employment for Cause.

(b) Non-solicitation. The Executive covenants and agrees that she will not at any time during her employment by the Company and for a period of eighteen (18) months thereafter (the “Restricted Period”), solicit, employ or otherwise, engage, as an employee, independent consultant or otherwise, any person who is an employee of the Company as of the Executive’s last day of employment with the Company, or in any manner induce or attempt to induce any employee of the Company to terminate his or her employment with the Company (as the case may be),.

(c) Non-competition. While employed by the Company and for a period of eighteen (18) months thereafter, Executive will not compete with the Company in any State in the United States in which the Company is, on the date hereof or on the date of termination, engaged in business, either in the form of ongoing business operations or active efforts to establish business operations. In accordance with this restriction regarding scope of activity, but without limiting its terms, while employed by the Company, Executive will not: (i) enter into or engage in any business which competes with the Company’s business or that will result in the use or disclosure of the Company’s Confidential Information; (ii) solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s business; (iii) divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which directly competes with the Company’s business. The covenant of the Executive contained in Section 8(c) is referred to herein as the Executive’s “Non-Compete Covenant.”

Notwithstanding the restrictions contained in 8(c), during the eighteen (18) month period following the Termination Date, Executive shall be allowed to serve as the chief financial officer of any competitor or other company engaged in the Company’s business provided that she maintains her obligations pursuant to Sections 8(a) and 8(b), provided further that in the event Executive serves in such capacity, any remaining Payout Amounts due pursuant to Section 7(a) hereunder shall be reduced by and off set against any compensation, benefits or other payments to be made to Executive in connection with Executive’s service.

The foregoing notwithstanding, Executive may, without breaching or violating the Executive’s Non-Compete Covenant: (i) at any time following termination of Executive’s employment by the Company (but before the end of the Restricted Period), acquire, invest in, own and dispose of interests in minerals, royalty interests, overriding royalty interests, non-operating working interests and other non-operating interests in individual oil and gas properties or (ii) subject to the compliance with the Company’s Code of Ethics, at any time during or after Executive’s employment by the Company, directly or indirectly, acquire, invest in, own and dispose of publicly traded securities (in the aggregate being less than 3% of the total outstanding amount of any such securities) of companies other than the Company engaged in one or more competing business of the Company; provided however that during Executive’s employment Executive shall have no agreements, arrangements or other relationships with such company other than consumer agreements or community charitable organization relationships of the sort that such companies routinely maintain with members of the public at large, meaning that nothing herein shall prevent the Executive from, for example, holding a credit card issued by or soliciting a charitable contribution from a publicly traded oil company.

(d) Indirect competition. For the purposes of Sections 8(b) and 8(c), but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity. Notwithstanding the foregoing, the Executive shall be permitted to serve on the board of directors of Northern Oil and Gas Company.

(e) Company. For the purposes of this Section 8, the Company shall include the Company and any and all direct and indirect subsidiaries of the Company for which Executive served in an executive capacity (other than CFO of the Platinum) at the time of termination of her employment and at any time during the one (1) year period prior to such termination.

(f) Survival. Notwithstanding the termination of this Agreement and the Executive’s employment, the provisions of this Section 8 shall survive such termination.

(g) Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein.

9.    Cooperation with the Company after Termination. Following termination of this Agreement for any reason (with or without Cause or Good Reason), the Executive shall fully cooperate with the Company in all matters relating to the winding up of the Executive's services under this Agreement and the orderly transfer of such matters to any person designated by the Company for a fair and reasonable consulting fee of no less than $100 per hour and for a maximum of 50 hours after the termination of this Agreement or Executive’s employment and shall promptly return to the Company all of the property of the Company (including any Confidential Information, and any copies thereof) and any other materials or information related to the Company, including all work product, whether finished or unfinished, prepared or produced by the Executive for the benefit of the Company under this Agreement.

10.    No Conflict. The Executive hereby represents and warrants to the Company that (a) this Agreement constitutes the Executive’s legal and binding obligation, enforceable against her in accordance with its terms, (b) her execution and performance of this Agreement does not and will not breach any other agreement, arrangements, understanding, obligation of confidentiality or employment relationship to which he is a party or by which he is bound, and (c) during the Employment Period, he will not enter into any agreement, either written or oral, in conflict with this Agreement or her obligations hereunder.

11.    Definitions.

(a) The term “Cause” shall mean:

(i) the Executive’s willful refusal to perform the Executive’s material duties or the willful refusal to carry out the reasonable and lawful directions of the Board (other than as a result of physical or mental illness, accident or injury) or any other material breach of this Agreement by the Executive (other than Section 8 which is covered by (vii) below);

(ii) intentional misconduct or illegal conduct by the Executive in connection with the Executive’s employment with the Company;

(iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony or any misdemeanor involving moral turpitude, or a material violation by the Executive of federal or state securities laws as determined by a court or other governmental body of competent jurisdiction;

(iv) the Executive’s unlawful possession, use, sale or distribution of narcotics or other controlled substances;

(v) any intentional violation by the Executive of a material Company policy or procedure resulting in material and demonstrable harm to the Company including, without limitation, a material violation of the Company’s Code of Ethics;

(vi) any willful act or omission by Executive in the scope of her employment by the Company which in the reasonable and good faith judgement of the Board is of the type of act of omission that could reasonably result (A) in the assessment of a civil or criminal penalty against the Executive, the Company or its affiliates, (B) in a violation of any material foreign or United States federal, State, or local law or (C) is materially injurious to the Company or any of its affiliates; (vii) any intentional misrepresentation by the Executive of a material fact to, or intentional concealment by the Executive of a material fact from, (A) the Board or (B) the chief executive officer or any other member of senior management of the Company, where the misrepresentation or concealment results in the reasonable and good faith judgement of teh Board in material and demonstrable harm to the Company (including, for example, the Company’s materially violating federal or state securities laws); and,

(vii) any breach by the Executive of the provisions of Section 8 hereof;

provided, however, in the case of claim (i) above, the Company shall be required to give the Executive thirty (30) calendar days prior written notice of its intention to terminate the Executive for Cause and a reasonable and through explanation of the contractual and factual basis for Cause and the Executive shall have the opportunity during such thirty (30) day period to cure such specified event; provided, further, that in the event that the Executive terminates her employment with the Company during such thirty (30) day period for any reason, other than for Good Reason the basis of which occurred prior to the date of notice of intention to terminate, such termination shall be considered a termination for Cause.

(b) The term “Disability” shall mean if the Executive is incapacitated or disabled by accident or sickness or otherwise so as to render her mentally or physically incapable of performing the services required to be performed by her under this Agreement for a period of 90 consecutive days or longer.

c) The term “Good Reason” shall mean:

(i) any material adverse change in the Executive’s title or any material diminution in the Executive’s authority or responsibilities taken as a whole;

(ii) the imposition of a requirement upon Executive that she relocate her residence more than 25 miles from Harris County, Texas or that her normal place of report is other than a location in Harris County, Texas or within 25 miles thereof;

(iii) the taking of any action by the Company that would materially adversely affect Executive’s participation in, or materially reduce Executive’s benefits under, any material employee benefit plan, unless such failure or such taking of any action adversely affects persons similarly situated in the Company generally;

(iv) any act or inaction or conduct, in connection with the business of the Company, on behalf of management, any member of Board or the Audit Committee, which requires the Executive to commit in connection with the discharge of the Executive’s duties to the Company (1) malfeasance, fraud, or dishonesty, or (2) a material violation of Company policies or U.S. laws and regulations (including SEC rules and regulations) or accounting and auditing rules and regulations generally known as U.S. generally accepted accounting principles and U.S. generally accepted auditing standards.

(v) any failure by the Company to obtain the assumption and performance of this Agreement by any successor (by merger, consolidation, or otherwise) or assign of the Company; and,

(vi) any material breach by the Company of its obligations under this Agreement; provided that, in any case, the Executive provides the Company with written notice of the Executive’s intention to terminate the Executive’s employment for Good Reason within ninety (90) days after Executive becoming aware of the occurrence of the event that the Executive believes would constitute Good Reason, gives the Company an opportunity to cure for thirty (30) days following receipt of such notice from the Executive or to have the Company’s representatives meet with the Executive and the Executive’s counsel to be heard regarding whether Good Reason exists for the Executive to terminate the Executive’s employment with the Company.

(d) A “Change of Control” shall be deemed to have occurred if:

(i) Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than (A) Braesridge Energy LLC, JD Capital Management LLC or any of their respective affiliates or (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 30% or more of the Company’s then outstanding voting common stock; or

(ii) At any time during the period of three (3) consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constituted the Board (and any new director whose election by the Board or whose nomination for election by the Company’s shareholders were approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

(iii) The shareholders of the Company approve a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), unless immediately following such Merger, substantially all of the holders of the then outstanding shares of common stock of the Company (the “Outstanding Company Voting Securities”) immediately prior to the Merger beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger;

(iv) All or substantially all of the assets of the Company and its subsidiaries are sold or otherwise disposed of (including through sale or other disposition of the stock of such subsidiaries), unless immediately following such sale or other disposition, substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition;

(v) The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(e) The term “person” shall mean any individual, corporation, firm, association, partnership, other legal entity or other form of business organization.

(f) The term “Termination Date” shall mean the date Executive’s employment terminates or is terminated for any reason pursuant to this Agreement.

12.    Section 409A and Gross-Up Payments. Section 409A shall mean Section 409A of the Code and related Department of Treasury guidance, including such Department of Treasury guidance as may be issued after the date of this Agreement. Notwithstanding any provision in this Agreement to the contrary, (a) no payment or benefit shall be paid pursuant to this Agreement that would be considered “deferred compensation” under Section 409A until the Executive has incurred a “separation from service” in accordance with Treas. Reg. §1.409A-1(h)(ii), and (b) no payments contemplated by this Agreement will be paid during the six-month period following the Executive’s Termination Date unless the Company determines that the Executive is not a “specified employee” (as that term is defined in Section 409A), or if the Company determines that the Executive is a “specified employee,” that paying such amounts would not cause the Executive to incur an additional tax under Section 409A (in which case such amounts shall be paid at the time or times indicated in this Section 0). If the payment of any amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period, the Company will pay the Executive a lump sum amount in cash equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during such six-month period. Thereafter, payments will resume in accordance with this Agreement if necessary.

If Executive receives any payments pursuant to Section 3 which are subject to an excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar tax imposed under federal, state, or local law (collectively, “Excise Taxes”), the Company shall pay to Executive (on or before the date on which the Company is required to withhold such Excise Taxes, provided, however, that this payment shall be made not later than December 31 of the taxable year following the Executive’s taxable year when such Excise Taxes are paid), (i) an additional amount equal to all Excise Taxes then due and payable, and (ii) the amount necessary to defray Executive’s increased (federal, state, and local) tax liability arising due to payment of the amount specified in Section 3 which shall include any costs and expenses, including penalties and interest incurred by Executive in connection with any audit, proceedings, etc. related to the payment of such Excise Taxes or this payment. For purposes of calculating the amount payable to Executive under Section 3, the federal and state income tax rates used shall be the highest marginal federal and state rates applicable to ordinary income in Executive’s state of residence, taking into account any federal income tax deductions or credits available to Executive for state income taxes. The Company shall cause its independent auditors to calculate such amount and provide Executive a copy of such calculation at least ten days prior to the date specified above for payment of such amount. It is the intent of the Parties that this Section 3 shall place Executive in the same net after-tax position Executive would have been in had no payment been subject to an Excise Tax, and, notwithstanding anything to the contrary, it shall be construed to effectuate said result.

Additionally, in the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A.

The Company agrees to indemnify the Executive in the event the Executive is required to remit additional taxes, interest or penalties such that after payment by the Executive of all applicable taxes (other than interest and penalties due to the Executive’s failure to timely make any applicable election, file a tax return or pay taxes shown on her return) including any taxes imposed upon the indemnified payment, the Executive retains an amount of the indemnified payment equal to the taxes imposed by reason of the payments. Any such indemnification payment shall be made by the Company no later than December 31 of the year immediately following the taxable year in which such taxes and interest, if applicable, are paid by the Executive.

13.    Successors and Assigns; Entire Agreement; No Assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors or heirs, distributees and personal representatives. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede other prior and contemporaneous arrangements or understandings with respect thereto. The Executive may not assign this Agreement without the prior written consent of the Company.

14.    Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered, mailed by registered or certified mail (three days after deposited), faxed (with confirmation received) or sent by a nationally recognized courier service, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company:

Platinum Energy Resources, Inc.
11490 Westheimer #1000,
Houston, TX 77077
Attention: Barry Kostiner
Facsimile: (281) 649-4567

With a copy (which shall not constitute notice) to

Eliezer M. Helfgott, Esq.
Blank Rome LLP
405 Lexington Avenue
New York, NY 10174
Facsimile: (917) 332-3065

If to Executive:

Lisa Meier
50 Patti Lynn Lane
Houston, Texas 77024

With a copy (which shall not constitute notice) to:

Rachel Powitzky Steely
Gardere Wynne Sewell LLP
1000 Louisiana, Suite 3400
Houston, TX 77002-5011
Fax: (713) 276-5555

or to such other names and addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

15.    Changes; No Waiver; Remedies Cumulative. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, without the prior written consent of each of the parties hereto. Either party’s waiver or failure to enforce the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its or her rights hereunder with respect to other violations of this or any other agreement. No remedy conferred upon the Company or the Executive by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

16.    Governing Law; Jurisdiction. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the law of the State of Texas, without regard to the conflicts of law principles. Each party hereby agrees that service of process may be served on her or it by certified mail, return receipt requested, or overnight courier, sent to address of such entity listed in Section 13 above (or such other address as any such party notifies the others thereof by written notice. The Parties agree to venue in the state or federal courts in Harris County, Texas, and agree to waive and do hereby waive any defenses and/or arguments based upon improper venue and/or lack of personal jurisdiction. The parties hereby expressly waive their rights to a jury trial.

17.    Severability. The Executive and the Company agree that should any provision of this Agreement be judicially determined invalid or unenforceable, that portion of this Agreement may be modified to comply with the law. The Executive and the Company further agree that the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of its remaining provisions.

18.    Headings; Counterparts. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

PLATINUM ENERGY RESOURCES, INC. By: /s/ Barry Kostiner Name: Barry Kostiner Title: Chief Executive Officer

/s/ Lisa Meier
Lisa Meier

EXHIBIT A

Form of Stock Option Award Agreement
Under the Platinum Energy Resources, Inc.
2006 Long-Term Incentive Plan

EXHIBIT B

GENERAL RELEASE OF CLAIMS

For and in consideration of the payments and other benefits described in the Employment Agreement dated as of August 11, 2008 (the “Agreement”) by and among Platinum Energy Resources, Inc.(the “Company”) and Lisa Meier (the “Executive”) (collectively the “Parties”) and for other good and valuable consideration, the Executive hereby releases the Company and its respective divisions, operating companies, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind arising out of or related to the Executive’s employment with the Company, the Executive’s separation from employment with the Company or derivative of the Executive’s employment, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this General Release of claims. Such released claims include, without limitation, any alleged violation of the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act; Title VII of the civil Rights of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act; the Americans with Disabilities Act; the Rehabilitation Act; the Employee Retirement Income Security Act of 1974 as amended; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Fair Credit Reporting Act; the Occupational Safety and Health Act; the Uniformed Services Employment and Reemployment Act; the Employee Polygraph Protection Act; the Immigration Reform control Act; the retaliation provisions of the Sarbanes-Oxley Act of 2002; the Federal False claims Act; (and including any and all amendments to the above) and/or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or contract or implied contract or tort law or public policy or whistleblower claim, having any bearing whatsoever on the Executive’s employment by and the termination of the Executive’s employment with the Company, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, sick pay, wage, commission or bonus payment, money or equitable relief or damages of any kind, attorneys’ fees, costs, and/or future wage loss.

It is understood that this General Release of Claims is not intended to and does not affect or release any future rights or any claims arising after the date hereof.

The Executive understands that the consideration provided to her under the terms of the Agreement or otherwise does not constitute any admission by the Company that it has violated any law or legal obligation.

The Executive agrees, to the fullest extent permitted by law, that she will not commence, maintain, prosecute or participate in any action or proceeding of any kind against the Company or Platinum based on any of the claims waived herein occurring up to and including the date of her signature. The Executive represents and warrants that she has not done so as of the effective date of this General Release of Claims. Nothing in this General Release of Claims is intended to preclude the Executive from (1) enforcing the terms of the Agreement; (2) challenging the knowing and voluntary nature of this General Release of Claims; or (3) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

The Executive further agrees to waive her right to any monetary or equitable recovery should any federal, state or local administrative agency pursue any claims on her behalf arising out of or related to her employment with and/or separation from employment with the Company and promises not to seek or accept any award, settlement or other monetary or equitable relief from any source or proceeding brought by any person or governmental entity or agency on her behalf or on behalf of any class of which she is a member with respect to any of the claims she has waived.

The Executive acknowledges and agrees that the Executive has read this General Release of Claims carefully, and acknowledges that she has been given at least twenty one (21) days from the date of receipt of this General Release of Claims to consider all of its terms and has been advised to consult with any attorney and any other advisors of the Executive’s choice prior to executing this General Release of Claims. The Executive fully understands that, by signing below, the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. The terms of this General Release of Claims shall not become effective or enforceable until eight (8) days following the date of its execution by the Executive, during which time the Executive may revoke the Agreement. The Executive may revoke the Agreement by notifying the Company in writing. For the Executive’s revocation to be effective, written notice must be received by the Company no later than the close of business on the eighth (8th) day after the Executive signs this General Release of Claims. The terms of the offer to provide the payments and other benefits described in Section 7(a) of the Agreement, will expire if not accepted during the twenty one (21) day review period.

The Parties agree to keep confidential all information contained in this General Release of Claims and relating to this General Release of Claims, except (1) to the extent the other Party consents in writing to such disclosure; (2) if the Party is required by process of law to make such disclosure and the Party promptly notifies the other Party of its receipt of such process; or (3) because the Party must disclose certain terms on a confidential basis to its financial consultant, attorney or spouse.

This General Release of Claims shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas, without regard to principles of conflict of laws. The Parties agree to venue in the state or federal courts in Harris County, Texas, and agree to waive and do hereby waive any defenses and/or arguments based upon improper venue and/or lack of personal jurisdiction. If any clause of this General Release of Claims should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this General Release of Claims.

This General Release of Claims is final and binding and may not be changed or modified except as set forth herein or in a writing signed by both parties. The parties have executed this General Release of Claims with full knowledge of any and all rights they may have, and they hereby assume the risk of any mistake in fact in connection wit the true facts involved, or with regard to any facts which are now unknown to them.

By signing this General Release of claims, the Executive acknowledges that: (1) she has read this General Release of Claims completely; (2) she has had an opportunity to consider the terms of this General Release of Claims; (3) she has had the opportunity to consult with an attorney of her choosing prior to executing this General Release of Claims to explain this General Release of Claims and its consequences; (4) she knows that she is giving up important legal rights by signing this General Release of Claims; (5) she has not relied on any representation or statement not set forth in this General Release of Claims; (6) she understands and means everything that she has said in this General Release of Claims, and she agrees to all its terms; and (7) she has signed this General Release of Claims voluntarily and entirely of her own free will.

________________	__________________
Date	Executive

PLATINUM ENERGY RESOURCES, INC.

________________	By:______________________________
Date